Exhibit 10.1.31
Tier One Agreement
     AMENDMENT NUMBER ONE (the “Amendment”), dated as of [•], between Terra Industries Inc., a Maryland corporation (the “Company”), and [NAME] (the “Executive”), to the Employment Severance Agreement (the “Employment Severance Agreement”), dated as of October 5, 2006, between the Company and the Executive.
          WHEREAS the Company and the Executive wish to amend the Employment Severance Agreement in order to address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1. Amendment to Section 4(b)(iii). Section 4(b)(iii) shall be deemed to have been deleted and the following clause shall be deemed to have been inserted in its place:
          “(iii) For purposes of this Agreement, “Good Reason” means (A) during the period prior to a Change in Control and during the period following the second anniversary thereof (each such period, a “Non-CIC Period”), the occurrence of any of the events or circumstances set forth in clauses (1) and (2) below and (B) during the two-year period following a Change in Control (the “CIC Period”), the occurrence of any of the events or circumstances set forth in clauses (1) through (8) below, in each such case during the Term, without the Executive’s express prior written consent and other than as a result of the Executive’s Permanent Disability:
          (1) the failure of the Company to pay the Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of notice thereof given by the Executive);
          (2) delivery by the Company or any Subsidiary of a notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than for Cause or Permanent Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Term;
          (3) a reduction of the Executive’s Base Salary by 10% or more from the level in effect immediately prior to the Change in Control;
          (4) the change of the Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment immediately prior to the change;

          (5) an reduction in the Executive’s Target Bonus by 10% or more from the level in effect immediately prior to the Change in Control;
          (6) any material diminution in the Executive’s titles, duties, responsibilities or status from the positions, duties, responsibilities or status existing immediately prior to the Change in Control;
          (7) the removal of the Executive from, or any failure to re-elect the Executive to, any of the offices the Executive held immediately prior to the Change in Control; or
          (8) any material reduction in Executive’s retirement, insurance or fringe benefits from the levels in effect immediately prior to the Change in Control.
A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relied. The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to cure the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to cure or reduce the cure period by delivery of written notice to that effect to the Executive (such 30-day or shorter period, the “Cure Period”). If, during the Cure Period, such circumstance is remedied, the Executive will not be permitted to terminate employment for Good Reason as a result of such circumstance. If, at the end of the Cure Period, the circumstance that constitutes Good Reason has not been remedied, the Executive will be entitled to terminate employment for Good Reason during the 30-day period that follows the end of the Cure Period. If the Executive does not terminate employment during such 30-day period, the Executive will not be permitted to terminate employment for Good Reason as a result of such event. If the Company disputes the existence of Good Reason, the Company shall have the burden of proof to establish that Good Reason does not exist or that the circumstances that gave rise to Good Reason have been cured.”
          SECTION 2. Amendment to Section 4(c)(ii). The following sentence shall be deemed to have been added to the end of Section 4(c)(ii):
          “Notwithstanding the foregoing, the lump-sum payment described in this Section 4(c)(ii) shall be paid, if at all, not later than the 74th day following the Termination Date.”
          SECTION 3. Amendment to Section 4(d)(ii). The following sentence shall be deemed to have been added to the end of Section 4(d)(ii):

          “Notwithstanding the foregoing, the lump-sum payment described in this Section 4(d)(ii) shall be paid, if at all, not later than the 74th day following the Termination Date.”
          SECTION 4. Amendment to Section 4(e)(ii). Section 4(e)(ii) shall be deemed to have been deleted and the following paragraph shall be deemed to have been inserted in its place:
          “(ii) Commencing on the Termination Date and ending on the second anniversary thereof or, if earlier, the date on which the Executive becomes employed by a new employer, the Company shall, at its expense (subject to the Executive’s payment of the normal premium, if any, then in effect at the time of payment for employees generally), provide the Executive with medical and dental benefits at the level provided to the Company’s active employees during such period; provided, however, that if the Executive becomes employed by a new employer that maintains a major medical plan that either (A) does not cover the Executive with respect to a preexisting condition which was covered under the Company’s major medical plan, or (B) does not cover the Executive for a designated waiting period, the Executive’s coverage under the Company’s major medical plan shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer’s plan or the second anniversary of the Termination Date. Notwithstanding the foregoing, in the event that the Release Effective Date does not occur on or prior to the 74th day following the Termination Date, the Executive shall forfeit all future rights to receive medical and dental benefits at the level provided to the Company’s active employees and shall be required to reimburse the Company for the portion of the premiums (or premium equivalents) paid on the Executive’s behalf by the Company following the Termination Date. Except as specifically permitted by Section 409A of the Code and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), the medical and dental benefits provided to the Executive during any calendar year will not affect the medical and dental benefits to be provided to the Executive in any other calendar year. Nothing contained herein shall adversely affect the Executive’s rights under COBRA.”
          SECTION 5. Amendment to Section 5. The following new Section 5(e) shall be deemed to have been added to the end of Section 5:
          “(e) Any 280G Gross-Up Payment that the Executive becomes entitled to pursuant to this Section 5 will be paid to the Executive (or to the applicable taxing authority on the Executive’s behalf) not later than the last day of the calendar year after the calendar year in which the applicable Excise Tax is paid.”
          SECTION 6. Amendment to Section 13. Section 13 shall be deemed to have been deleted and the following clause shall be deemed to have been inserted in its place:

          “SECTION 13. Section 409A of the Code. (a) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
          (b) Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.
          (c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.
          (d) Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as provided in Section 5, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or for the Executive’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes or penalties.”
          SECTION 7. Governing Law; Construction. This Amendment shall be deemed to be made in the State of Iowa, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the State of Iowa without regard to its principles of conflicts of law. No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

          SECTION 8. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Employment Severance Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Severance Agreement, all of which shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Employment Severance Agreement specifically referred to herein. After the date hereof, any reference to the Employment Severance Agreement shall mean the Employment Severance Agreement as modified hereby.
          SECTION 9. Counterparts. This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
          IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

TERRA INDUSTRIES INC.,

by

Name:
Title:

EXECUTIVE,

[NAME]